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EX-15

INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors of:
Global Medical Products Holdings and Subsidiaries
(A Development Stage Company)


We have reviewed the accompanying condensed consolidated balance sheet of Global Medical Products Holdings and Subsidiaries (a development stage company) as of June 30, 2003 and the condensed consolidated statements of operations and cash flows for the six months ended June 30, 2003, included in the accompanying Securities and Exchange Commission Form 10-QSB for the period ended June 30, 2003. These condensed consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the condensed consolidated financial statements, the Company's lack of significant revenue source, pending acquisitions, stockholders' deficiency of $7,552,250, net loss from operations of $421,300 and cash used in operations of $40,014, raise substantial doubt about its ability to continue as a going concern. Management's plan in regards to these matters is also described in Note
4. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


JAY J. SHAPIRO, CPA
A professional corp


Los Angeles, California
August 19, 2003


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